ARTVENTIVE MEDICAL, INC.

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (the "Agreement") is made as of the 11th day of November, 2013 (the "Effective Date"), by and between **ARTVENTIVE MEDICAL Group, INC.**, having a principal place of business at 2766 Gateway Road Carlsbad, California 92009 ("ArtVentive"), and MEDICAL MURRAY, INC., having a principal place of business at 400 North Rand Rd, North Barrington, Illinois 60010 ("Medical Murray"). ArtVentive and Medical Murray are sometimes referred to herein singularly as a "Party" and jointly as the "Parties."

WHEREAS, ArtVentive is in the business of developing and commercializing endoluminal occlusion devices including, without limitation, a certain medical device known to the Parties as the EOS peripheral vascular occlusion device and more particularly defined herein as the "Initial Product";

WHEREAS, Medical Murray is in the business of designing, developing, testing and contract manufacturing medical devices;

WHEREAS, Medical Murray has provided, and is currently providing, ArtVentive with certain services relating to the development and contract manufacture of the Initial Product;

WHEREAS, ArtVentive wishes to engage Medical Murray to provide it with certain services related to the further development and contract manufacture of the Initial Product and also to establish a framework pursuant to which Medical Murray may, during the term of this Agreement, provide mutually agreed upon services related to the design, development, testing and manufacturing of other medical devices on behalf of ArtVentive; and

WHEREAS, Medical Murray is willing to provide such services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Definitions

As used herein and in the Quality Agreement, the following capitalized terms shall have the meanings specified:

1.1 "ArtVentive Deliverables"

shall mean the materials and documents to be provided by ArtVentive to Medical Murray as listed in detail in the Project Plan attached hereto as Appendix A attached hereto.

1.2 "ArtVentive Improvements"

shall have the meaning set forth in Section 7.1.2 hereof.

1.3 "Affiliated Company"

shall mean any entity which controls, is controlled by, or is under common control with, either Party. For purposes of this definition, "control" shall mean the possession, directly

or indirectly, of the power to direct or cause the direction of the management and policies of an entity (other than a natural person), whether through the majority ownership of voting capital stock, by contract or otherwise.

1.4 "Background IP"

shall mean Intellectual Property Rights (i) owned or controlled by a Party prior to the earlier of either the Effective Date, or (ii) developed by a Party outside of the scope of this Agreement without use of the other Party's Confidential Information.

1.5 "Batch"

shall have the meaning set forth in the Quality Agreement (as such term is hereinafter defined).

1.7 "CDA"

shall mean each of the Confidential Disclosure Agreement between the Parties effective as of February 1, 2010 and the Nondisclosure Agreement between ArtVentive, Inc. (predecessor to ArtVentive) and Medical Murray, dated as of December 14, 2009.

1.8 "Certificate of Conformance" or "CoC"

shall have the meaning as set forth in the Quality Agreement.

1.9 "cGMP"

shall mean current Good Manufacturing Practice regulations as described in more detail in the Quality Agreement.

1.10 "Change of Control"

shall mean (i) all or substantially all of a Party's assets are sold as an entirety to any Person or related group of Persons, (ii) a Party is merged with or into another entity or another entity is merged into a Party with the effect that immediately after such transaction the stockholders of such Party immediately prior to such transaction hold less than a majority in interest of the total voting power entitled to vote in the election of directors, managers or trustees of the Person surviving such transaction, or (iii) any Person or related group of Persons acquires by way of a purchase, merger, consolidation or other business combination a majority interest of the total voting power entitled to vote in the election of directors, managers or trustees of a Party.

1.11 "Confidential Information"

shall mean any information and materials disclosed by a Disclosing Party or an Affiliated Company of such Disclosing Party to the other Party or its Affiliated Companies that is not generally known to the public, which information includes, without limitation, all know-how, trade secrets, inventions, non-public patent applications, processes, concepts, technology regarding the manufacture of medical devices and experimental methods as well as other information relating to the technology, customers, business plans, promotional and marketing activities, finances and other business affairs plans

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and research and product designs and other data and information disclosed or exchanged by a Disclosing Party or an Affiliated Company of such Disclosing Party under the CDA and this Agreement, and shall also include the terms of the CDA and of this Agreement.

1.12 "Disclosing Party"

in the capacity of disclosing Confidential Information and Know-How, each Party is referred to as the Disclosing Party.

1.13 "Facility"

shall mean the buildings and facilities located at 400 North Rand Rd., North Barrington IL 60010, United States, 540 Capital Drive, Lake Zurich, Illinois 60047 and 3400 Airport Road, Charlotte, North Carolina 28208 to be used by Medical Murray in the performance of its obligations under this Agreement and such other buildings and facilities as may hereafter be agreed to by the Parties.

1.14 "Health Authority"

shall mean the U.S. Food and Drug Administration and counterpart agencies responsible for the regulation of the manufacture or marketing of a Product throughout the world.

1.15 "Improvements"

shall mean all discoveries and inventions, and all modifications, derivatives and improvements of Background IP or new uses thereof (whether or not protectable under patent, trademark, copyright or similar laws), that are discovered, invented, developed or reduced to practice in the performance of this Agreement.

1.16 "Initial Process"

shall mean the ArtVentive Background IP and Confidential Information relating to the manufacture of the Initial Product and any other Product.

1.17 "Initial Product"

shall mean the ArtVentive EOS™ Peripheral Vascular device more particularly described in Product Description attached hereto as Appendix B attached hereto.

1.18 "Intellectual Property Rights"

shall mean any and all now known or hereafter existing (i) rights associated with works of authorship, including copyrights and moral rights; (ii) trade secret rights; (iii) patent rights and industrial property rights; (iv) other proprietary rights in all inventions (whether or not patentable), discoveries, methods, processes, techniques, specifications, protocols, schematics, diagrams, reagents, compounds, samples, formulations, data, circuit designs, design layouts, databases, data and other forms of technology; and (v) all registrations, applications, renewals and extensions of the foregoing, in each case in any jurisdiction throughout the world, including, without limitation, inventor's certificates, utility models, substitutions, confirmations, reissues, re-examinations, renewals or any

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similar governmental grants for protection of inventions; and any pending application for any of the foregoing, including any continuation, divisional, substitution, addition, continuation-in-part and provisional and converted provisional application, as well as extensions and supplementary protection certificates based thereon.

1.19 "Knowledge"

shall mean that knowledge or information which a Party knows or should have known as of the Effective Date, following that inquiry a reasonable person would have made in light of the facts and circumstances.

1.20 "Latent Defects"

shall mean non-conformance of the Product with the Specifications, other than Obvious Defects.

1.21 "Manufacturing Process"

shall mean the process for manufacturing the Initial Product as optimized or developed by Medical Murray during the performance of the Project and any manufacturing process hereafter agreed to with respect to the manufacture by Medical Murray of any other Product.

1.22 "Manufacturer's Release"

shall mean Medical Murray's release of a cGMP-conforming Batch of Product in accordance with the Quality Agreement.

1.23 "Medical Murray Deliverables"

shall mean the materials and documents to be provided by Medical Murray to ArtVentive as listed in detail in the Project Plan attached hereto as Appendix A.

1.24 "Obvious Defect"

shall mean any non-conformance of the Product with the Specifications which is visible or easily detectable without any analysis in a laboratory.

1.25 "Process Description"

shall mean a controlled document of Medical Murray, approved by authorized technical and quality representatives of both Parties, that documents the general outline of the relevant Manufacturing Process. It includes all relevant process parameters to be met and equipment and raw materials to be used.

1.26 "Product"

shall mean (a) the Initial Product, produced using the Manufacturing Process and meeting the Specifications and (b) other medical devices or products, such as neurological and contraceptive medical devices, as to which the Parties may hereafter contract, to be developed and manufactured pursuant to a mutually agreed upon

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development and manufacturing process and meeting mutually agreed upon specifications.

1.27 "Project"

shall mean the performance by Medical Murray of mutually agreed upon services with respect to a Product. The "Initial Project" shall refer to the performance by Medical Murray of the Services (as such term is hereinafter defined), including, without limitation, the development of the Manufacturing Process for the Initial Product.

1.28 "Project Fees"

shall have the meaning specified in the Payment Schedule in the Project Plan attached hereto as Appendix A.

1.29 "Project Manager"

shall have the meaning specified in Section 2.2.1 hereof.

1.30 "Project Plan"

shall mean the mutually agreed upon plan describing the services to be performed by Medical Murray. The Initial Project Plan shall mean the plan describing the Services with respect to the Initial Product set forth in the Project Plan attached hereto as Appendix A.

1.31 "Project Team"

shall have the meaning specified in Section 2.2.2 hereof.

1.32 Quality Agreement"

shall mean the Quality Agreement attached hereto as Appendix C.

1.33 "Receiving Party"

in the capacity of receiving Confidential Information and Know-How, each Party is referred to as the Receiving Party.

1.34 "Services"

shall mean those services performed by Medical Murray under this Agreement outlined in the Initial Project Plan or, by mutual agreement, pursuant to a future Project Plan.

1.35 "Specifications"

shall mean all the specifications and tests, analytical methods and limits, and the results thereof, as applicable, agreed by the Parties and within which the Product has to conform to be considered acceptable by ArtVentive for contemplated use. The Specifications with respect to the Initial Product are as set forth in the Project Plan attached hereto as Appendix A.

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1.36 "Testing Laboratory"

shall mean a testing laboratory to perform actions set forth in Section 3.3 hereof as mutually agreed upon by the Parties.

2. The Project

2.1 GENERAL

This Agreement sets forth terms and conditions under which Medical Murray will provide the Services to ArtVentive.

2.2 GOVERNANCE OF THE PROJECT

2.2.1 Designation of Project Manager

Upon commencement of each Project, each of Medical Murray and ArtVentive will appoint a project manager ("Project Manager"), who will coordinate and supervise such Project, including communication of all instructions and information concerning such Project to the other Party. Each Project Manager will serve as contact person for the other Party. The Project Managers shall be copied on all correspondence by other Project Team members and all correspondence between the Parties. In the event that either Party's Project Manager becomes unavailable, a substitute or replacement may be appointed by notice to the other Party.

2.2.2 Project Team

a. For each Project, the Parties shall establish a team of individuals (the "Project Team") consisting of the necessary disciplines and the Project Manager of each Party shall (i) ensure the progress of the Project, (ii) coordinate the performance of such Project, and (iii) facilitate communication between the Parties regarding such Project. Each Party shall have the right to substitute or replace its members of the Project Team as needed from time to time on notice to the other Party.

b. The Project Team for each Project shall meet in person or by means of a video conference or teleconference on a periodic basis (i) as agreed by the Project Managers after written request for such meeting by either Party or (ii) as specified in the Project Plan for such Project.

c. Each Party shall bear its own costs associated with the activities of its Project Team, including, without limitation, travel by Project Team members to meetings.

2.2.3 Documentation

The Parties shall prepare minutes (alternating responsibility) of each Project Team meeting as appropriate (in particular to document important decisions) which shall be circulated promptly following such meeting. Such meeting minutes shall be reviewed within 14 days of receipt thereof and shall be deemed accepted by the Parties unless either Party raises an objection thereto in writing within such 14-day period.

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For the avoidance of doubt, the Project Team shall not have any power to amend, modify, or waive compliance with this Agreement.

2.2.4 Conduct of the Project

Each Party shall fully and reasonably cooperate with the other Party to provide appropriate information and assistance to the other Party in connection with each Project, responding in a reasonable and timely manner with respect to all reasonable requests for information and approvals. Neither Party shall be responsible for any delays in its performance of the Project to the extent caused by the other Party's failure to provide in a reasonably timely manner any information (including, without limitation, any Medical Murray Deliverables or ArtVentive Deliverables) or any approval reasonably requested by the other Party or set forth in a Project Plan.

Each Party shall assign a sufficient number of professionally qualified personnel to perform the responsibilities of such Party with respect to each Project and shall perform its tasks under this Agreement according to the generally acceptable professional and then current industry standards and subject to terms and conditions as set forth in this Agreement, at all times in compliance with the requirements of applicable laws and regulations. Each Party will use commercially reasonable efforts to achieve the estimated timelines set forth in each Project Plan.

2.2.5 Changes to the Project Plan

Subject to this Section 2.2.5, the Services, as described in a mutually agreed upon Project Plan, shall constitute a firm order under this Agreement. Changes to the Project Plan shall require the written consent of both Parties. In the event that the Parties mutually agree on additional work for the benefit of the Project by changing the Project Plan for such Project, Medical Murray shall perform such additional work to sustain the progress of the Project on conditions (in terms of money, time and scope) as mutually agreed in writing by the Parties hereto.

2.2.6 ArtVentive Deliverables

ArtVentive shall transfer the ArtVentive Deliverables for each Project to Medical Murray within the timelines laid down in the Project Plan for such Project and Medical Murray shall use such ArtVentive Deliverables solely to conduct the Project in accordance with such Project Plan. Medical Murray's use of the ArtVentive Deliverables will be in compliance with all applicable laws in the jurisdiction where the Services are performed. The ArtVentive Deliverables may not be transferred or otherwise made available, in whole or in part, by Medical Murray to any other individual, entity or institution except to its Affiliated Companies, without the prior written consent of ArtVentive (which consent may be withheld by ArtVentive in its sole discretion).

The ArtVentive Deliverables are the sole property of ArtVentive. It is agreed that the transfer of the ArtVentive Deliverables hereunder shall not constitute a sale of ArtVentive Deliverables or a grant, option or license of any patent or other rights except as necessary to allow Medical Murray to perform a Project

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ArtVentive will inform Medical Murray immediately about any safety issues of which ArtVentive becomes aware relating to the handling of the ArtVentive Deliverables and each Product.

Medical Murray shall at all times take commercially reasonable measures (which measures shall in no event be less than those employed by Medical Murray in the protection of its own proprietary materials) to protect the ArtVentive Deliverables from loss or damage and shall promptly notify ArtVentive if at any time it believes the ArtVentive Deliverables have been damaged, lost or stolen.

2.2.7 Medical Murray Deliverables

Medical Murray will deliver Medical Murray Deliverables as set forth in each Project Plan within the timelines set forth in such Project Plan. Following the completion of the activities required under a Project Plan, Medical Murray will provide then-available Product (if any) as directed by ArtVentive and will also provide to ArtVentive a summary of all regulatory, manufacturing and analytical testing undertaken by Medical Murray.

3. Delivery Terms of Product for Clinical Use

3.1 Delivery Terms

Medical Murray shall deliver or, at the request of ArtVentive, store each Product produced according to a Project Plan in accordance with an agreed upon schedule and at the price set forth in the Project Plan. Delivery of Product by Medical Murray shall be made EXW Facility (Incoterms 2010). Medical Murray shall package and arrange for shipment of Product from Chicago to the delivery address specified by ArtVentive, all in accordance with the instructions of ArtVentive, provided that ArtVentive holds harmless and indemnifies Medical Murray from any damages or third-party claims arising out of such instructions of ArtVentive for shipment of Product. Each shipment of cGMP Product will include a Certificate of Analysis, a Confirmation of Compliance and such other documentation as reasonably required to meet all applicable statutory and regulatory requirements for Ex Works delivery. Delivery of the Product shall be subject to quality and other provisions set forth in the Quality Agreement. The Parties shall cooperate reasonably to obtain all customs licenses or permits necessary to ship the Product (the evaluation of which such customs licenses or permits shall be performed by ArtVentive).

Medical Murray shall not deliver Product prior to the delivery dates specified by ArtVentive. Storage by Medical Murray until such dates shall be free of charge until the agreed upon delivery dates ("Storage Period")). Medical Murray shall hold appropriate insurance for the work-in-progress and Batches which are on site at the Facility until the end of the Storage Period. Thereafter, the risk of loss of the Product shall be borne by ArtVentive.

3.2 Examination for Defects

Medical Murray will be responsible for ensuring quality of each Product consistent with the Quality Agreement applicable to such Product. Medical Murray shall offer ArtVentive all reasonable assistance, at the cost and expense of ArtVentive (so long as such costs

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and expenses are reasonable), in pursuing any claims arising out of the transportation of Product.

Except as otherwise provided herein, ArtVentive shall have until the earlier of the date that is six months after the date of delivery of the Product in accordance with ArtVentive's instructions or the date of the expiration of the shelf life of such Product delivered in order to evaluate and accept or reject such Product for Latent Defects. If either Party determines prior to such date that any Batch or Product does not meet the current approved Specifications at the time of order (or such Specifications mutually agreed to in writing by the parties thereafter), it shall promptly notify the other Party. During the 30-day period following first delivery of such notice, the Parties will endeavor to mutually agree on the appropriate remedy. In the event that the Parties are unable to reach agreement as to the appropriate remedy within such 30-day period, then ArtVentive shall have the right, on notice to Medical Murray, to obtain a prompt refund of all fees and expenses paid by ArtVentive for such Batch, including the costs of materials used in the manufacture of such Batch.

3.3 Retesting of Samples; Dispute related to alleged Defects

In the event ArtVentive rejects a Product for Obvious or Latent Defects, ArtVentive shall return non-conforming Product to Medical Murray and shall forward the appropriate information on any returned Product to Medical Murray describing the claimed non-conformance with reasonable specificity. At a minimum the information shall contain:

- manufacturing lot number
- packing slip number
- NCMR number
- complaint number, if any
- detailed description of the non-conformance and its relation to the specification / workmanship standard.

Medical Murray shall have the right to sample and retest the Product, which shall be done as soon as practicable. In the event of a discrepancy between ArtVentive's test results and Medical Murray's test results such that one Party's results fall within the Specifications and the other Party's test results fall outside the Specifications, the Parties shall cause the independent Testing Laboratory to perform comparative tests or analyses on samples of the allegedly defective Product. Costs and other amounts advanced to such Testing Laboratory shall be shared equally by the Parties. The Testing Laboratory's results shall be in writing and shall be final and binding except in the case of manifest error on the face of the report. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party which the Testing Laboratory rules against in its final report and such Party shall promptly reimburse to the other Party any costs advanced to the Testing Laboratory by such other Party pursuant to this Section 3.3. The Testing Laboratory shall be required to enter into written undertakings of confidentiality no less burdensome than as set forth or referred to in this Agreement.

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3.4 Cancellation of Order

ArtVentive shall be free to cancel production of a Batch on notice to Medical Murray as defined in Section 11.

3.5 Quantities; Orders

Order quantities to be delivered by Medical Murray as instructed by ArtVentive, and the prices to be paid by ArtVentive for such orders, shall be as set forth in the Project Plan attached hereto as Appendix A or otherwise as mutually agreed in writing by the Parties.

3.6 Regulatory Support

Medical Murray shall establish and maintain all records required in accordance with FDA medical device regulations, EU Medical Device Directives and Section 12 of this Agreement and provide ArtVentive with letters of access to its files. Medical Murray shall, further, provide ArtVentive with all documents regarding the Manufacturing Process. Medical Murray shall, upon request by ArtVentive, use its best efforts to assist ArtVentive in obtaining marketing approval of the Initial Product and any other Products throughout the world. Without limiting the foregoing, Medical Murray shall cooperate with any inspection of the Facilities or of its Batch Records conducted or requested by the FDA or other corresponding Health Authority, including but not limited to any inspection prior to marketing approval of the Initial Product and any other Products.

3.7 Regulatory Compliance and QA Audits

ArtVentive shall have the right, during ordinary working hours and on no less than 48 hours prior written notice to Medical Murray, to visit the Facilities, review Medical Murray's manufacturing operations related to the performance of Services and assess its compliance with the FDA QSR and EU MDD and to address any related issues with Medical Murray's manufacturing and management personnel.

4. QUALITY

The Quality Agreement sets forth certain information regarding the roles and responsibilities of the Parties with respect to assuring the quality of the Initial Product and any other Products and their conformance with their respective Specifications. In the event of a conflict between the Quality Agreement and this Agreement, the terms and conditions of the Quality Agreement shall govern.

5. PAYMENT

5.1 Terms of Payment

Medical Murray shall invoice ArtVentive for Project Fees according to the Payment Schedule in the Project Plan.

ArtVentive shall make payment of all invoiced amounts net 30 calendar days from the date of receipt of Medical Murray's invoice. If ArtVentive fails to make timely payment when due under this Agreement, interest shall accrue at a fixed annual rate equal to the highest rate of interest quoted as the "prime rate" +4% in The Wall Street Journal on the

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day that payment was due. All payments due under this Agreement shall be paid in U.S. Dollars by mailing check, wire transfer or by such other means agreed to in writing by the Parties. ArtVentive will provide at least 24 hours advance notice to Medical Murray of each wire transfer to the bank account identified in the Project Plan attached hereto as Appendix A or such other bank accounts as Medical Murray shall designate in writing.

5.2 Audit Right

Upon 30 days' prior notice, ArtVentive shall have the right, during normal business hours, to examine Medical Murray's books, records and accounts to the extent necessary to verify the accuracy of any billing statement, charge or computation made pursuant to any of the provisions of this Agreement or to otherwise verify Medical Murray's compliance with its obligations under this Agreement; provided, however, that ArtVentive shall not have the right to initiate or conduct an audit of Medical Murray more than once in, or with respect to, any 12-month period. Such books, records and accounts shall be preserved by Medical Murray for a period of two (2) years from the end of the contract period to which they refer, provided that if such books, records or accounts are related to any facts which are the subject of a duly notified dispute between the Parties, then such books, records and accounts shall be preserved until such dispute is settled. ArtVentive shall provide notice to Medical Murray of any error or discrepancy discovered pursuant to such audit within two (2) months of completing its audit. Medical Murray shall, within 30 days of receiving any such notice of an error or discrepancy, either pay ArtVentive the amount claimed in such notice, or provide notice of disagreement indicating the amount of such claim. Each Party shall at all times maintain and keep true and correct records necessary or proper for the settlement of accounts between the Parties in connection with their rights and obligations under the Agreement and to enable the Parties to comply with their respective applicable income tax and other laws. If an audit is not performed within two (2) years from the end of the contract period, all such books, records or accounts shall be deemed as correct.

6. CONFIDENTIAL INFORMATION

During the term of this Agreement and for a period of five years after termination or expiration of the term of this Agreement, Receiving Party agrees to hold all Confidential Information disclosed to it, its Affiliated Companies or their representatives by the Disclosing Party or its Affiliated Companies in strict confidence and to use such Confidential Information only in connection with the performance of its obligations under this Agreement or as permitted under this Agreement. Receiving Party shall not use the Disclosing Party's Confidential Information for any purpose other than as permitted in the preceding sentence, reproduce such Confidential Information, or disclose such Confidential Information to any third party, without prior approval of Disclosing Party. Specifically, in no event shall the Receiving Party disclose Confidential Information of the Disclosing Party in any patent filings without the prior written consent of the Disclosing Party. Receiving Party agrees to protect Disclosing Party's Confidential Information with at least the same degree of care as it normally exercises to protect its own proprietary information of a similar nature, but in any case using no less than a reasonable degree of care. Receiving Party shall take all appropriate steps to ensure that all of its, its Affiliated Companies' employees and their representatives receive Disclosing Party's Confidential Information only (i) on a need to know basis within the scope of this Agreement and (ii) if such persons are bound by obligations of confidentiality and non-use substantially similar to those under this Agreement. Receiving Party shall be liable

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for any disclosure or release of Disclosing Party's Confidential Information by any of its or its Affiliated Companies' employees as if such disclosure had been made by Receiving Party. Each Party agrees to notify the other in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of Confidential Information of the Disclosing Party which may come to such party's attention.

The restrictions of this Agreement regarding Confidential Information of the other Party shall not apply to such Confidential Information which (a) was known to Receiving Party or its Affiliated Companies prior to receipt hereunder as evidenced by written records, (b) at the time of disclosure by Disclosing Party was generally available to the public or after disclosure hereunder becomes generally available to the public through no fault attributable to Receiving Party or its Affiliated Companies, (c) is hereafter made available to Receiving Party or its Affiliated Companies for use or disclosure by Receiving Party or its Affiliated Companies from any third party having a right do so; or (d) is independently developed by Receiving Party or its Affiliated Companies without the use of the Disclosing Party's Confidential Information as evidenced by written records. Further, subject to Receiving Party providing Disclosing Party with reasonable advance notice (to the extent possible and permitted by law) and the opportunity to challenge, limit or seek a protective order for such disclosure, Receiving Party and its Affiliated Companies may make such limited disclosure as is required by law. Receiving Party shall provide Disclosing Party with reasonable assistance in any challenge undertaken by Disclosing Party.

Subject to any right to continued use as provided herein (such as, but not limited to, license rights), upon Disclosing Party's written request, Receiving Party shall either deliver to Disclosing Party or destroy (at Receiving Party's discretion) all written materials embodying the Confidential Information of the Disclosing Party or its Affiliated Companies and all materials that constitute such Confidential Information which are in the possession or under the control of Receiving Party, its Affiliated Companies or their representatives, in each case subject to the last sentence of this Section. In the event that Receiving Party elects to destroy the materials, upon destruction of such materials Receiving Party will issue to Disclosing Party a certificate of destruction as proof of compliance with Disclosing Party's request. Receiving Party further agrees not to retain any copies, notes or compilations of any written materials pertaining to the Confidential Information received from Disclosing Party, its Affiliated Companies or their representatives, except that Receiving Party may retain one copy of documentary Confidential Information for the sole purpose of monitoring its compliance with this Agreement. Notwithstanding the return of Confidential Information or destruction of materials containing Confidential Information, the Receiving Party, its Affiliated Companies and their representatives will continue to be bound by its obligations of confidentiality and other obligations hereunder.

In the event that the Receiving Party, Affiliated Company or their representatives are required to disclose any Confidential Information of the Disclosing Party to Health Authorities or other governmental or regulatory authorities, such Receiving Party shall give prompt notice of such a request so that such Disclosing Party may seek an appropriate a protective order or waive compliance and to enable such Disclosing Party to comment on such filing or submission, and such Receiving Party shall use reasonable efforts to incorporate such Disclosing Party's comments in order to secure a protective order or confidential treatment of any Confidential Information required to be disclosed (including, without limitation, trade secrets, confidential commercial or financial

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information), and such Receiving Party will furnish only that portion of such Confidential Information that is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be afforded such Confidential Information

Each Party agrees and acknowledges that any such violation or threatened violation shall cause irreparable injury to the Disclosing Party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Disclosing Party shall be entitled (a) to seek injunctive relief against the threatened breach of this Agreement or the continuation of any such breach by the Receiving Party, without the necessity of proving actual damages, and (b) to be indemnified by the Receiving Party from any loss or harm, including, but not limited to, reasonable attorney's fees, arising out of or in connection with any breach or enforcement of the Receiving Party's obligations under this Agreement or the unauthorized use or disclosure of the Disclosing Party's Confidential Information.

Without limiting the foregoing, the CDA shall remain in full force and effect and Confidential Information shall be subject to the provisions thereof.

7. OWNERSHIP OF INTELLECTUAL PROPERTY

7.1.1 ArtVentive shall have the exclusive ownership of (a) all ArtVentive Background IP (including the Initial Process), (b) all Improvements that relate to the Product or the use of the Product (including, without limitation, Improvements to the Initial Process), (c) all Improvements that relate to any other product being developed by ArtVentive as of the Effective Date or the use of any such other product (collectively, "ArtVentive Improvements") and (d) tools developed for, or used solely for, the manufacture of the Products; provided, that it is acknowledged and agreed that for the purposes hereof a tool shall be considered to be solely used for the manufacture of the Products if it is only used for the manufacturing of other products on a de minimus basis (as opposed to significant production of other products). ArtVentive shall control patent prosecution and maintenance thereof. Medical Murray shall promptly disclose to ArtVentive and Medical Murray agrees to assign, and hereby assigns, to ArtVentive all right, title and interest it may have in any ArtVentive Improvements. Medical Murray shall provide reasonable assistance to ArtVentive regarding any action which may be necessary to assign or otherwise transfer any rights to ArtVentive Improvements contemplated by this Section 7.1.1.

7.1.2 ArtVentive hereby grants to Medical Murray and Medical Murray hereby accepts for the purpose of pursuing the Project a non-exclusive, non-sublicensable (except to Medical Murray's Affiliated Companies), royalty-free, license to use the ArtVentive Background IP and the ArtVentive Improvements for the sole purpose of developing and applying the Manufacturing Process, and for the manufacturing of the Initial Product and any other Products in accordance with this Agreement. Upon expiration of the term or termination of this Agreement by either Party other than by virtue of uncured breach on the part of ArtVentive, Medical Murray shall grant to ArtVentive a world-wide, royalty-free, fully paid-up, irrevocable, perpetual, non-exclusive, assignable, transferable, sublicensable (also by sublicencees and their sublicensees) license to any Medical Murray Background IP used by Medical Murray in the manufacture of the Product, however, only to the extent necessary or useful for ArtVentive to make, have made, sell, offer for sale, import, use and otherwise lawfully exploit the Product.

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Each Party shall execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise shall assist the other as reasonably required to perfect the rights, title and other interests in such Party's work product expressly granted under this Agreement. All of Medical Murray's time required in preparing and documenting any patent application with respect to intellectual property covered by Section 7.1.1 will be paid for by ArtVentive at reasonable hourly rates but not to exceed the then standard rates. This Section shall survive the termination of this Agreement for any reason, including expiration of term.

8. ARTVENTIVE SUPPLIED PROPERTY

All designs, specifications, drawings, special dies, molds, patterns, jigs, fixtures and any other property furnished to Medical Murray by ArtVentive, or specifically paid for by ArtVentive, for use in the performance of this Agreement shall be and remain the sole property of ArtVentive, shall be marked as ArtVentive directs to evidence its ownership thereof, shall be subject to return to ArtVentive or other disposition at any time upon ArtVentive's instruction, shall be used exclusively in the furnishing for ArtVentive of goods or providing of services for ArtVentive and shall, in the case of tangible property, be insured by Medical Murray with reputable carriers, at Medical Murray's expense, while in its custody or control in an amount equal to the greater of (a) $2,000,000 or (b) the replacement cost of the goods or equipment.

9. REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations and Warranties

Each Party hereby represents and warrants to the other Party as follows:

a. it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

b. the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action;

c. it has full corporate authority to enter into this Agreement and this Agreement is binding upon it in accordance with its terms; and

d. the execution and performance of such Party's obligations hereunder shall not constitute a breach of any other agreement to which such Party is party.

9.2 ArtVentive Representations and Warranties

ArtVentive hereby represents and warrants to Medical Murray that, to its Knowledge:

a. ArtVentive has the right to provide the ArtVentive Deliverables, the ArtVentive Background IP and all ArtVentive Confidential Information (including the Initial Process) under this Agreement and, to the best of its Knowledge, at the Effective Date there are no third party rights that will affect supply of the ArtVentive Deliverables to Medical Murray as contemplated herein; and

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b. the ArtVentive Deliverables, the ArtVentive Background IP (including, without limitation, the Initial Process) and the ArtVentive Confidential Information do not infringe the Intellectual Property Rights of any third party.

ArtVentive will promptly notify Medical Murray in writing in the event that, during the term of this Agreement, if ArtVentive receives written notice of any claims asserting that the practice of the ArtVentive Background IP or the use of the ArtVentive Confidential Information as contemplated herein infringes the Intellectual Property Rights of any third party.

9.3 Medical Murray Representations and Warranties

Medical Murray hereby represents and warrants to ArtVentive that:

a. Medical Murray is entitled to use the Facility for the purposes set forth in this Agreement;

b. Medical Murray, at the Effective Date, is not aware of any special or unusual hazards that would arise as a result of its carrying out of the Project as planned;

c. to the best of its Knowledge, Medical Murray has not been debarred, nor is it subject to a pending debarment, and it will not use in any capacity in connection with the services under this Agreement any person who has been debarred pursuant to section 306 of the FDCA, 21 U.S.C. § 335a or who is the subject of a conviction described in such section;

d. to the best of its Knowledge, use of Medical Murray Background IP and Medical Murray Confidential Information in the performance of the Services does not infringe the Intellectual Property Rights of any third party;

e. each Batch where a Manufacturer's Release has been performed will be manufactured in accordance with cGMP and on the date of Medical Murray's manufacturer's release shall comply with the Specifications; and

f. Medical Murray currently carries insurance with reputable carriers meeting the criteria set forth in Section 8 and Section 14 hereof.

Medical Murray shall promptly notify ArtVentive in writing immediately if (i) Medical Murray or any person who is performing Services is debarred or is the subject of a conviction described in section 306, or if any action, suit, claim, investigation or proceeding is pending, or to Medical Murray's Knowledge, is threatened, relating to the debarment or conviction of Medical Murray or any person performing services under this Agreement; or (ii) Medical Murray receives written notice of any claims asserting that the practice of the Medical Murray Background IP or the use of the Medical Murray Confidential Information as contemplated herein infringes the Intellectual Property Rights of any third party.

9.4 Medical Murray Manufacturing Covenant

Medical Murray covenants that the Product will be manufactured in compliance with the Specifications and will be delivered free of manufacturing defects.

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9.5 **DISCLAIMER OF WARRANTIES**

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY INTELLECTUAL PROPERTY, TECHNOLOGY, RIGHTS, RESULTS OF THE PROJECTS; THE ARTVENTIVE DELIVERABLES OR MEDICAL MURRAY DELIVERABLES OR OTHER SUBJECT MATTER OF THIS AGREEMENT OR THAT THE PROJECTS WILL RESULT IN A COMMERCIALLY VIABLE PROCESS, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

MEDICAL MURRAY MAKES NO EXPRESS WARRANTY AND DISCLAIMS TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL IMPLIED WARRANTIES (I.E. BY WAY OF EXAMPLE NOT LIMITATION IMPLIED WARRANTIES IN CONNECTION WITH THE DESIGN, SALE AND MERCHANTABILITY OR FITNESS OF PRODUCT FOR ANY SPECIFIC PURPOSE OR USE).

MEDICAL MURRAY SPECIFICALLY EXCLUDES ANY LIABILITY IN CASES WHERE PRODUCT HAS BEEN SUBJECT OR EXPOSED TO IMPROPER USE OR REPAIR, MISAPPLICATION, COMBINATION OR OPERATION WITH ACCESSORY PARTS, PRODUCT OR MATERIALS NOT APPROVED BY MEDICAL MURRAY, NON-OBSERVANCE OF HANDLING INSTRUCTIONS, MODIFICATIONS OR OTHER CIRCUMSTANCES WHICH HAVE NOT BEEN AUTHORIZED BY MEDICAL MURRAY IN WRITING OR WHICH OCCURRED AFTER THE PASSING OF RISK AND ALSO FOR INSTRUCTIONS GIVEN BY ARTVENTIVE AS TO THE DESIGN OR MANUFACTURE OF THE PRODUCT.

MEDICAL MURRAY DOES NOT GIVE ANY WARRANTY AS TO THE DESIGN OR CONSTRUCTION OF THE PRODUCT. IN CASE MEDICAL MURRAY IS CONFRONTED WITH CLAIMS BASED ON ALLEGED DESIGN DEFECTS OF PRODUCT (IN PARTICULAR THE ALLEGATION OF FAULTY OR NON-OPTIMIZED SPECIFICATIONS) OR BASED ON THE ALLEGATION OF INCORRECT OR INCOMPLETE PRODUCT INSTRUCTIONS OR PRODUCT SUPERVISION.

10. INDEMNIFICATION

Each Party hereto (the "Indemnifying Party") will indemnify, defend and hold the other Party and its Affiliates and their respective directors, officers, employees and agents (together, the "Indemnitees") harmless from and against any and all third party claims, demands, suits, actions, causes of action, losses or damages, including reasonable attorneys' fees ("Claims"), to the extent arising from the Indemnifying Party's activities pursuant to this Agreement, except to the extent that a Claim arises from an Indemnitee's own negligence, or willful misconduct, and will pay any costs and damages which may be assessed against them, provided that the Indemnitee gives the Indemnifying Party prompt written notice of any Claim for which the Indemnitee is seeking indemnification hereunder as well as information, reasonable assistance and authority to defend or settle the Claim; provided, however, that (i) the Indemnifying Party may not settle any Claim without the Indemnitee's specific prior agreement and consent in writing, unless such settlement imposes no liability or responsibility whatsoever on the

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Indemnitee and (ii) the Indemnitee shall have the right to be represented by its own attorney at the Indemnitee's expense.

Neither Party shall be liable to the other Party for special, indirect, consequential or incidental damages of any type or kind (including, without limitation, lost profits) regardless of whether any such losses or damages are characterized as arising from breach of contract, breach of warranty, tort, strict liability or otherwise, even if such Party is advised of the possibility of such losses or damages, or if such losses or damages are foreseeable.

11. TERM AND TERMINATION

This term of this Agreement shall commence on the Effective Date and, unless sooner terminated as provided herein, shall expire on the fifth anniversary of the Effective Date.

Either Party may terminate this Agreement in the event of a material breach of the Agreement by the other Party which is not cured within 30 days of written notice to the other of such breach.

ArtVentive may terminate this Agreement for any reason by giving 60 days' written notice to Medical Murray. In the event of termination, Medical Murray shall have 60 days following notice of termination to transfer any know-how and other information to ArtVentive.

ArtVentive may cancel any campaign set forth in the Project Plan for the manufacture of Product ("Campaign") or any Batch at any time upon written notice to Medical Murray but subject to the reimbursement of Medical Murray's expenses pursuant to this Section 11.

In the event of cancellation or postponement by ArtVentive of any Campaign at any time prior to the date on which the preparation of the Facility for such Campaign is to take place, then ArtVentive is required to reimburse Medical Murray all costs and expenses reasonably incurred by Medical Murray in the preparation for such Campaign, including the cost to Medical Murray of all raw material or work in process inventory, plus all reasonable expenses of Medical Murray directly related to such activity in the procurement, receipt, inspection and storage thereof. Notwithstanding the other provisions hereof, in no event shall fees described in this paragraph be payable in connection with a termination of this Agreement by ArtVentive pursuant to the second sentence of this Section 11.

In the event of cancellation by ArtVentive of an accepted PO (Purchase Order), ArtVentive shall reimburse Medical Murray for completed ArtVentive Products and any inventory affected by such cancellation, and all other reasonable and actual out-of-pocket costs or charges incurred by Medical Murray as a result of such cancellation, including, the following:

(a) 100% of Medical Murray's price to ArtVentive for all finished ArtVentive Products in Medical Murray's possession;

(b) 100% of the cost of all inventory whether in raw form or work in process, plus all reasonable additional expenses of Medical Murray in the procurement, receipt, inspection and storage thereof, in Medical Murray's possession procured for

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ArtVentive under confirmed POs and not (i) accepted by vendor for return (following a commercially reasonable attempt to return such inventory) or (ii) selected by Medical Murray for use with other customers;

(c) 100% of the cost of inventory whether in raw form or work in process, plus all reasonable additional expenses of Medical Murray in the procurement, receipt, inspection and storage thereof, on order and not cancelable or usable by Medical Murray with other customers;

(d) any vendor cancellation and restocking and other similar charges incurred with respect to inventory accepted for cancellation or return by the vendor (including any changes by vendor in existing volume pricing for any materials ordered by Medical Murray hereunder), plus all reasonable additional expenses of Medical Murray in the procurement, receipt, inspection and storage of such inventory; and

(e) actual costs (including allocable overhead) to Medical Murray of labor incurred by Medical Murray related to work in process for ArtVentive's cancelled POs, and the storage, packaging, processing, insurance, shipment, etc. of inventory and work in progress. Medical Murray shall prepare one or more statements invoicing cancellation costs and such invoices shall be due and payable within 30 days of receipt by ArtVentive. Upon such payment all such inventory and work in progress shall become the sole property of ArtVentive, provided that all such inventory, with the exception of finished goods in inventory, and work in progress is furnished "AS IS". Notwithstanding any other provision of this Section 11, Medical Murray shall use reasonable commercial efforts to mitigate any damages it may sustain from such PO cancellation, which mitigation would reduce the amount ArtVentive would pay Medical Murray pursuant to this Section 11.

In the event of cancellation of a Campaign or Batch or postponement by ArtVentive, Medical Murray shall use commercially reasonable efforts to use the capacity resulting from such cancellation or postponement to mitigate, to the extent possible, any losses that may incur from such cancellation or postponement, including, without limitation, the reapplication of raw materials.

12. COMPLIANCE WITH APPLICABLE LAWS

Medical Murray covenants that all material supplied and work performed under this Agreement complies with or will comply with all applicable United States and foreign regulations and laws, including those specific regulations governing medical device development and manufacture, including but not limited to provisions of Sections 404, 505, 510, 512, 513, 515 or 801 of the Federal Food, Drug and Cosmetic Act, US 21 CFR – Part 820, Quality System Regulation (QSR) and current Good Manufacturing Practices (cGMP).

13. INDEPENDENT CONTRACTOR

Each Party shall perform hereunder as an independent contractor and not as an agent, employee, partner or joint venturer of the other Party. Neither ArtVentive nor Medical Murray shall have any right, power or authority to create any obligation, expressed or implied on behalf of the other. The employees of one Party hereto shall not be deemed to be employees of the other Party. Each Party hereto assumes full responsibility for the

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acts and omissions of its respective employees, shall have exclusive liability for the payment of local, state and federal payroll taxes and contributions and taxes for unemployment insurance for its employees, and shall comply, at its expense, with all applicable workers' compensation laws and with any other laws which apply only to its employees.

14. INSURANCE

Each Party will keep its business and properties insured at all times against such risks for which insurance is usually made by other persons engaged in a similar business similarly situated (including without limitation insurance for force majeure events, fire and other hazards and insurance against liability on account of damage to persons or property, product liability insurance, and insurance under all applicable workman's compensation laws). Notwithstanding the foregoing, ArtVentive shall maintain product liability insurance in an amount not less than $5,000,000 per claim with an insurance carrier reasonably acceptable to Medical Murray and Medical Murray shall maintain (i) commercial general liability insurance (including product liability insurance) in an amount not less than $2,000,000 per claim and (ii) workers' compensation or employers' liability as required by local law, with an insurance carrier reasonably acceptable to ArtVentive, in each case with deductibles equal to or greater than the deductibles typically carried by similarly sized companies engaged in the same or a similar business. The Parties shall each maintain such insurance coverage throughout the term of this Agreement and for no less than five years following the termination or expiration of the term of this Agreement and each Party shall provide the other Party with at least 30 days prior written notice of cancellation for any reason of any of the aforementioned insurance coverage prior to such cancellation. The policies obtained and maintained by each Party shall provide that the other Party shall receive at least 30 days prior written notice of any cancellation, modification or termination of such policy. Each Party shall name the other Party as an insured party on said insurance policy and concurrently with the execution of this Agreement, shall provide such other Party with a certificate of insurance evidencing the policy obtained by it under this Section.

15. PUBLICITY

Each Party agrees not to publish any press releases, or otherwise disclose the existence of this Agreement without the prior written approval of the other Party, which approval will not be unreasonably withheld. Notwithstanding the foregoing, no Party will be prevented from at any time furnishing any information to any governmental or regulatory authority which it is by law or other legal process obligated to disclose.

16. FORCE MAJEURE

Neither Party will be liable for any delay in performing or for failing to perform its obligations under this Agreement resulting from any cause beyond its reasonable control including, without limitation, acts of God; power failures; fire; explosions; floods; hurricanes; tornadoes; epidemics; strikes; work stoppages; component or material shortages; sabotage; destruction of production facilities; riots or civil disturbances; changes in law or regulations that materially and adversely impact the Party; provided that the Party affected by such event immediately notifies (and in no event more than five business days of discovery of the event) the other Party of the delay, that the Party not affected by the delay may seek replacement product or supply another source and if

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the delays or disruptions caused by the force majeure conditions are not cured within 30 days of the force majeure event, then the Party not effected by the delay may immediately terminate this Agreement.

17. GENERAL

17.1 The Parties' rights and obligations under this Agreement are binding upon their respective successors, heirs, executors, and administrators and permitted assigns.

17.2 This Agreement (including the exhibits hereto) and the CDA constitute the Parties' final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior agreements.

17.3 This Agreement may not be waived, modified, amended or assigned unless mutually agreed upon in writing by both Parties.

17.4 In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Agreement.

17.5 This Agreement shall be governed by the laws of the State of California, excluding any conflicts of laws principles. Any dispute arising hereunder or with respect hereto shall be brought and maintained solely in the courts located in San Diego County, California.

17.6 Any notices required or permitted hereunder shall be in writing, delivered by certified mail, courier, by fax or by hand, given to the appropriate Party at the address specified below or at such other address as the Party shall specify by notice to the other Party.

If to ArtVentive:

2766 Gateway Road
Carlsbad, California 92009
Attention: Chief Executive Officer
Fax No.: (650) 240-1706

If to Medical Murray:

400 North Rand Rd.
North Barrington, IL 60010
Attention: Chief Executive Officer
Fax No.: 847-620-7995

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

ARTVENTIVE MEDICAL, INC.

By: ______________________________

Name: Leon Rudakov Ph. D
Title: President & CTO

MEDICAL MURRAY, INC.

By: ______________________________

Name: Phillip M. Leopold
Title: President

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APPENDIX A

Project Plan

Initial Project Plan

The scope of work in the Initial Project Plan to be performed by Medical Murray for ArtVentive shall include the following functions and services:

- Product development and engineering
- Contract manufacturing
- Product and components testing, identification, inspection, measurement and acceptance
- Sterilization
- Providing products traceability with full identification
- Providing full support for product distribution and sales and marketing
- Risk management
- Environmental controls and strategy
- Documentation system and document control
- Supplier quality assurance
- Purchasing on behalf of ArtVentive
- Maintaining property (including components, finished goods, documentation and intellectual property) of ArtVentive
- Providing full support for handling of complaints

Specifications

Doc. No. 009211 Rev. D: Engineering Specifications – Endoluminal Occlusion System

APPENDIX B

Product Description

ArtVentive Endoluminal Occlusion System (EOS™)

The ArtVentive EOS™ has been developed for percutaneous, peripheral occlusion of the peripheral arterial and venous vasculature. The system is comprised of the Implant Carrier Catheter with a preloaded Implant and a Guide Sheath with Removable Core (packaged separately).

EOS™ Guide Sheath

The Guide Sheath is a braided shaft with a stiff proximal section and a more flexible distal section to enable tracking through tortuous peripheral vasculature. A radiopaque marker on the distal end of the sheath is visible under fluoroscopy. The tip of the sheath is tapered to fit over the Removable Core. The Removable Core fits inside the Guide Sheath, exiting out through the distal end. The Removable Core also has a tapered end for ease of advancement into the blood vessel. The guide wire and Removable Core are removed from the Guide Sheath once it is in position for delivery of the implant.

Catalogue Number

- **EOS PSG1-6** – Sheath for 3-5 and 4.5-8mm implant
- **EOS PSG1-7.5** – Sheath for 7.5-12mm implant

EOS™ Implant Carrier Catheter

The EOS™ Implant Carrier Catheter is compatible with the EOS™ Guide Sheath, and contains one (1) implant loaded on the distal end and a two-stage deployment handle on the proximal end. The catheter has a stiff proximal section for pushability and a flexible distal section for trackability. The deployment handle has a side port to accommodate syringe attachment to flush the catheter of air and to pre-expand the ePTFE membrane before deploying the implant. The handle has two (2) tabs which prevent premature deployment of the implant. The handle has two (2) pulls for releasing the implant. The proximal pull releases the proximal end of the implant. The distal pull releases the distal end of the implant.

The implant is made of a Nitinol scaffold with an impermeable ePTFE membrane and is designed with radial force sufficient to provide radial stiffness and strength against the vessel wall, and to minimize post-deployment migration. The EOS implant is available in three sizes serving vessel IDs from 3 - 12mm to accommodate the human vasculature.

Catalogue Number

- **EOS PG1-5** – 3-5mm recommended vessel size
- **EOS PG1-8** – 4.5-8mm recommended vessel size
- **EOS PG1-12** – 7.5-12mm recommended vessel size

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Appendix C

Quality Agreement

This Quality Agreement is made and effective as of this 11th day of November, 2013 (the "Effective Date") by and between

ArtVentive Medical Group, Inc.
2766 Gateway Road
Carlsbad, California 92009 USA

hereinafter "ArtVentive"

Medical Murray, Inc.
400 North Rand Rd.
North Barrington, IL 60010

hereinafter "Medical Murray"

ArtVentive and Medical Murray are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

This Agreement sets forth the respective responsibilities of ArtVentive and its Authorized Management Representative and Medical Murray with respect to quality assurance in the production, storage and delivery of that product (the "PRODUCT") described on Appendix A attached to the Master Services Agreement, dated as of November 11, 2013, between the Parties (the "MSA") pursuant to the MSA.

1. INTRODUCTION

1.1. This Quality Agreement shall serve to define the quality requirements and obligations placed upon the Parties with respect to the tasks and services to be performed for the Product and forms an integral part of the MSA. This Quality Agreement delineates responsibilities to ensure that the Product manufactured and prepared for shipment meets all Specifications and the requirements of applicable regulatory submissions. All established systems and processes shall meet all applicable regulatory requirements including cGMP.

1.2. In the event of conflict, inconsistency or discrepancy between this Quality Agreement and the MSA, the MSA shall prevail.

1.3. Confidential information disclosed under and/or in connection with this Quality Agreement is subject to, and shall be protected in accordance with, the MSA.

1.4. This Quality Agreement shall terminate contemporaneously with the MSA. The termination of the Quality Agreement shall not relieve either Party of its obligations accrued as of the effective date of such termination.

1.5. Any disputes arising out of, or in connection with, this Quality Agreement shall be resolved pursuant to the applicable provisions of the MSA.

1.6. This Quality Agreement may not be revised, waived, released or discharged except by a mutual written agreement of the duly authorized representatives of the Parties which expressly and specifically references this Quality Agreement and states intent to supersede it.

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1.7. As of the Effective Date, the key contacts of the PARTIES are as follows. Either Party may change one or more key contacts effective on notice to the other Party.

ArtVentive			
President & CTO	Leon Rudakov, PhD	leonrudakov@artventivemedical.com	(650) 465-5259
Regulatory/Quality	Roberta Hines	rhines@nwrcg.com	(425) 481-8380
CEO	Jim Graham	hjgraham@artventivemedical.com	(760) 471-7700
Medical Murray			
Director of QA	Rick Rohles	r.rohles@medicalmurray.com	(847) 620-7990
Vice-President	Andy Leopold	andy@medicalmurray.com	(847) 620-7990
President	Phil Leopold	phil@medicalmurray.com	(847) 620-7990

1.2 DEFINITIONS OF TERMS

Capitalized terms used herein shall, unless otherwise expressly defined herein, have the meanings set forth in the MSA. As used herein, the following terms are defined:

(1) ADVERSE INCIDENT – means an incident resulting in a fatality or resulting in serious deterioration to the health of the patient, user or other person which is reportable to a Competent Authority or other Government appointed Regulatory Agency and as defined in the seventh indent of Section 3.1 of Annex 2 of the Medical Devices Directive and the European Commission Medical Devices Vigilance Guidelines.

(2) CERTIFICATE OF CONFORMANCE (COC) – means a statement made by Medical Murray which enables ArtVentive to confirm the PRODUCT meets the agreed specifications.

(3) CONTRACTOR – Any manufacturer, packager, or other PRODUCT support service provider who performs processing and/or packaging of any PRODUCT or any intermediate step of manufacture or other material support service.

(4) COMPLAINT – means any written, electronic or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness or performance of the PRODUCT.

(5) COMPETENT AUTHORITY – means the governmental authority in a Member State of the European Union, which has competence in relation to the Directive.

(6) IDE - means Investigational Device Exemption (IDE). An IDE allows an investigational device to be used in a clinical study in order to collect safety and effectiveness data required to support a Premarket Approval (PMA) application or a Premarket Notification - 510(k) - submission to FDA.

(7) FORMAL INVESTIGATION – Written reports detailing the specifics of an investigation resulting from an exceptional event. The investigation includes a description of the incident, investigation, conclusions and corrective action or action plan, if applicable.

(8) LOT or BATCH – One or more components that consist of a single type, model, class, size, composition that are manufactured under essentially the same conditions and that are intended to have uniform characteristics and quality within specific limits.

(9) DEVICE HISTORY RECORD (DHR) – A compilation of records containing the production history of a component. It consists of lot-traveler, test results, appropriate packaging bill and exception documentation, such as Non-Conforming Material Reports (NCMRs), deviations, and

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additional documentation that may have been processec as part of production record of the lot or batch.

(10) LOT or BATCH NUMBER – A unique combination of numbers, letters, and/or symbols that identifies a batch (or lot) and from which the production and distribution history can be determined. A batch number is used to identify a specific lot or batch of manufactured material.

(11) MATERIAL – A general term used to denote raw materials (starting materials, consumables), process aids, intermediates, APIs, excipients and packaging and labeling materials.

(12) MEDICAL DEVICES DIRECTIVE – means Directive 93/42/EEC as may be amended.

(13) MEDICAL DEVICES REGULATIONS – means the legislation which incorporates the Medical Devices Directive and 21 Code of Federal Regulations (21 CFR) – Part 820 Quality System Regulation.

(14) NOTIFIED BODY – means a notified body as referred to in the Medical Devices Directive.

(15) MDR – means medical device report. See 21 CFR Subchapter H--Part 803 – Medical Device Reporting.

(16) MDR REPORTABLE EVENT (or REPORTABLE EVENT) – means:

(1) An event about which user facilities become aware of information that reasonably suggests that a device has or may have caused or contributed to a death or serious injury; or

(2) An event about which manufacturers or importers have received or become aware of information that reasonably suggests that one of their marketed devices:
(i) May have caused or contributed to a death or serious injury; or
(ii) Has malfunctioned and that the device or a similar device marketed by the manufacturer or importer would be likely to cause or contribute to a death or serious injury if the malfunction were to recur.

(17) NEAR ADVERSE INCIDENTS – means those incidents that might lead to a fatality or serious deterioration in health. Not all serious incidents involve a fatality or a serious deterioration in health, but the non-occurrence of such an event might have been due to other fortunate circumstances or to the intervention of healthcare personnel saving the situation, as defined in the seventh indent of Section 3.1 of Annex 2 of the Medical Devices Directive and the European Commission Medical Devices Vigilance Guidelines.

(18) NONCONFORMING MATERIALS REPORT – A document used for recording, review and disposition of nonconforming materials. The NCMR document, when formally approved with appropriate sign-off, becomes the specification for the disposition of that specific batch of material only. Actions taken to investigate the non-conformance and to justify the release of that batch must be fully documented.

(19) PACKAGING – means items used to contain or label PRODUCT e.g. containers, closures, labels, leaflets, cartons, shipping outer/cases etc.

(20) PLACED ON THE MARKET or PLACE PRODUCT ON THE MARKET – means in relation to a device the first making available whether in return for payment or free of charge, of a new or fully refurbished device other than a device intended for clinical investigation with a view to distribution, use or both.

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(21) RE-INSPECTION – A visual or mechanical evaluation performed to remove or correct defective units for which the process is not expected to have an adverse effect on PRODUCT quality. Re-inspection involves the use of Medical Murray's rework procedure, except where standard procedure allows for such routine activity in the course of normal processing.

(22) SPECIFICATION – means the specification for the PRODUCT as set out in the Project Plan set forth as Appendix A to the MSA of Work as may be varied, supplemented or amended in writing by the PARTIES.

(23) PRODUCT Design – means the characteristics of structural dimensions, surface finish, chemical composition, Af temperature and corrosion resistance.

(24) RAW MATERIAL means components and materials used in the finished PRODUCT.

(25) CRITICAL MANUFACTURING MATERIALS – any manufacturing material that can potentially affect the specification of the PRODUCT.

2. QUALITY AND REGULATORY

2.1 MEDICAL MURRAY QUALITY ASSURANCE SYSTEM

(1) Medical Murray shall conduct its business and maintain the necessary certification and records at all times. The extent of distribution by Medical Murray includes shipment of product to ArtVentive's contracted supplier(s) of distribution.

(2) Medical Murray shall inform ArtVentive immediately if changes occur in the certification and registration status of the Facility.

(3) Medical Murray will not subcontract any production or processing of the PRODUCTS unless approved in writing by ArtVentive.

(4) Medical Murray shall immediately notify ArtVentive of Corrective and Protective Actions ("CAPAs") relating to the PRODUCT identified by its Quality System, and of major findings/nonconformities identified by a Notified Body or other governmental or regulatory agency audits or inspections.

2.2 FDA COMPLIANCE

(1) Product Vigilance / Medical Device Reporting (MDR): ArtVentive is responsible for maintaining the medical device vigilance system and will inform Medical Murray of any Medical Device Reports ("MDRs"), Adverse Incidents or Near Adverse Incidents relating to the PRODUCT in case ArtVentive believes these cases to be a consequence of manufacturing of Medical Murray's parts. ArtVentive shall have the responsibility to report to the relevant Competent Authorities (e.g., FDA, BfArM) all MDR reportable events, Adverse Incidents and Near Adverse Incidents relating to the PRODUCT. Medical Murray will provide ArtVentive with all assistance as may reasonably be required in relation to such reporting and any subsequent complaint investigation or analysis in relation to the PRODUCT. ArtVentive will be responsible for correspondence with all complainants.

Medical Murray will forward to ArtVentive without delay details of any complaints that are brought to its attention. ArtVentive will correspond with complainants. In the event that Medical Murray receives a COMPLAINT from any Competent Authority or other government appointed regulatory agency, Medical Murray will immediately inform ArtVentive. Copies of all correspondence regarding any such COMPLAINT will be copied by Medical Murray to ArtVentive.

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(2) Regulatory Authority Inspections: Medical Murray will notify ArtVentive of all contacts with Regulatory Authorities (both written and verbal) related to PRODUCT. Medical Murray will inform ArtVentive of the result of any regulatory inspection which directly affects the manufacture of PRODUCT, including any notice of inspection, notice of violation or other similar notice received by Medical Murray affecting manufacture, facility, testing, storage or handling of PRODUCT. In the event that there are Inspectional Observations (FDA Form 483) related to the product as mentioned before, Medical Murray will inform ArtVentive and ArtVentive shall have the opportunity to review and provide comments to their proposed response. ArtVentive shall provide its comments to Medical Murray's response to these observations within five calendar days of ArtVentive's receipt of the proposed response.

(3) Deficiency Letters: Each PARTY shall notify the other PARTY within 10 calendar days of receipt of any deficiency letter that contains observations pertaining to the manufacture of the PRODUCT. ArtVentive shall notify Medical Murray within 10 calendar days of receipt of any deficiency letter that contains observations ArtVentive believes to be a consequence of manufacturing by Medical Murray. Each PARTY shall provide a copy of the deficiency letter to the other PARTY revised to exclude any proprietary information. Medical Murray shall submit a written response regarding each observation to the regulatory authority within the timeframe agreed to with the regulatory authority.

2.3 DESIGN CONTROL

(1) Medical Murray will assist ArtVentive to design the PRODUCT, develop the manufacturing processes and develop and maintain the associated records. Specifications development is to be performed by ArtVentive with Medical Murray's assistance. Medical Murray will advise ArtVentive on its manufacturing capability.

(2) The design history file for each of the PRODUCTS will be owned by and maintained at ArtVentive with exception of Medical Murray's manufacturing process-related records, which will be maintained by Medical Murray for ArtVentive. Copies of these records will be provided to ArtVentive upon request.

2.4 CORRECTIVE AND PREVENTIVE ACTION (CAPA)

Medical Murray has responsibility for CAPAs in relation to the PRODUCT for all non-conformances identified internally by its quality management system or a confirmed ArtVentive complaint where the nonconforming product was likely caused by Medical Murray in the manufacturing process. When indicated, Medical Murray will open a CAPA upon receipt of a Supplier Corrective Action Request (SCAR) by ArtVentive.

2.5 EQUIPMENT CALIBRATION AND PREVENTATIVE MAINTENANCE

Medical Murray will maintain Calibration and Preventive Maintenance systems for all production and quality control equipment in accordance to ISO 13485 (current version) requirements. If PRODUCT has been manufactured with equipment out of calibration, Medical Murray shall notify ArtVentive within five days of learning of the out-of-calibration status and will provide the results of the investigation performed and corrective action, if any. ArtVentive, with input from Medical Murray, will determine if a field corrective action is required if this event occurs.

2.6 PROCESS VALIDATION

Medical Murray will perform process validation, revalidation, test method validation, software validation, and equipment/facilities qualification, in accordance with ISO 13485 (current version) requirements as specified in Section 3 of this Quality Agreement.

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2.7 LOT DOCUMENTATION

(1) Medical Murray shall agree to lot-identify ArtVentive's PRODUCT and to trace PRODUCT to incoming receiving inspection of raw materials/components.

(2) Medical Murray shall agree to trace PRODUCT to ArtVentive's suppliers of distribution and to provide logs, reports, and records of distribution upon ArtVentive's request.

(3) Medical Murray shall maintain Device History Records including release documentation and shipping data for each lot in a secure location for a time period as stipulated by ArtVentive's Quality Management System. ArtVentive requires permanent retention; any documents that cannot be permanently maintained by Medical Murray shall be provided to ArtVentive when the parties' retention period is reached.

(4) The lot records stored by Medical Murray will be as stipulated by its Quality Management System and be made available for audit by FDA, any Competent Authority, Notified Body or other regulatory agency, and by ArtVentive.

2.8 PRODUCT CONFORMITY, COMPLAINTS and RETURNED GOODS

(1) The procedures for examination and rejection of non-conforming PRODUCT, and the remedies available to ArtVentive in the event of such rejection, shall be as set forth in the MSA.

(2) In the event that Medical Murray recalls PRODUCT due to results of internal investigations, Medical Murray will contact those persons designated by ArtVentive as its "Key Contacts in case of quality issues / recalls". ArtVentive is responsible for making the final decision to conduct a correction or removal and for all necessary actions on its side. ArtVentive will return the PRODUCTS recalled by ArtVentive within 10 calendar days to Medical Murray for further investigation unless PRODUCT has been further processed at which point any decision to return is at ArtVentive's discretion. PRODUCT returned to Medical Murray shall be documented on an NCMR and ArtVentive will be notified.

2.9 ArtVentive AUDITS OF Medical Murray

(1) Medical Murray will, with reasonable notice, permit ArtVentive audits and audits by regulatory agencies in connection with PRODUCTS manufactured for ArtVentive.

Reasonable notice of all visits will be given. ArtVentive will treat information received during audits as confidential.

(2) ArtVentive will provide to Medical Murray an audit report summarizing any and all audit findings. Medical Murray will issue responses to all observations in writing to within thirty (30) calendar days of receipt of the audit report.

3. MANUFACTURING

3.1 MANUFACTURING PROCESS

Medical Murray will provide ArtVentive with a baseline of the manufacturing and inspection processes including a master validation plan for special processes as defined by ISO 13485 no later than [30 days following the adoption of a Project and its inclusion in the Project Plan].

3.2 CERTIFICATES OF CONFORMANCE

Medical Murray will supply a Certificate of Conformance with each lot of PRODUCT.

(2) Processes with non-verifiable output (special processes) shall be validated.

(3) The processing parameters for each lot shall be traceable.

(4) Change control: The processes may be fine-tuned within the scope of the manufacturing procedures by Medical Murray. These changes will not alter the resource (process plan) list or the PRODUCT design specifications approved by ArtVentive, i.e, chemical composition, dimensions, surface finish, coating, or other changes that may affect form, fit or function. The consideration of these factors and the documentation of the consideration by appropriately qualified technical experts will be placed in the change history as a record in Medical Murray's document control system.

(5) Any change(s) which could affect PRODUCT properties, e.g. chemical composition, dimensions, surface finish, coating, or other changes that may affect form, fit or function, will be approved by ArtVentive in advance and will not be released to Medical Murray or ArtVentive until ArtVentive is satisfied with the changes and their effect and approves the changes in writing. Medical Murray will work with ArtVentive in the assessment of such changes.

(6) Any rework of product shall be approved by ArtVentive prior to implementation.

3.3 PRODUCT / PROCESS CHANGES

(1) Medical Murray shall not make changes to the SPECIFICATIONS without the prior written approval of ArtVentive.

(2) Medical Murray will provide ArtVentive with a baseline of the manufacturing and inspection processes and shall notify ArtVentive in advance in writing of all proposed changes affecting dimensional, physical, functional properties or surface finish of PRODUCT and all significant proposed changes in the areas of:

- method of producing or testing;
- source of PRODUCT raw material;
- change of subcontractors for producing or testing;
- change of labeling;
- change of manufacturing site; and
- change in regulatory status.

Category	Change Case	Medical Murray Action	ArtVentive Interaction requirements
Product	Product Specification	N / A	ArtVentive is responsible for Product Specifications
	Accept on concession (UAI)	Rationale or testing	Approval
Raw Material	Raw Material Specification	Rationale or testing	Approval
	Raw Material Supplier	Verification runs	Approval
	2nd Source Qualified Supplier Change	N/A	Nothing needed
	Critical manufacturing materials	Rationale or testing	Nothing needed
Process parameters	General parameter change in written instructions within	Rationale	Nothing needed

OMS LR

	validated tolerances		
	Exceeding validated tolerances	Validation	Approval
Equipment	Replacement / Service / Maintenance / Duplication / Location	Can be verified in routine downstream process	Approval of NCMR for product made with uncalibrated equipment
		Cannot be fully verified and requires validation.	Approval
	New / different technology	Validation	Approval
Location	Manufacturing Location	Validation	Approval
Inspection	Sampling plan Increasing / decreasing sampling level	Rationale Verification	Nothing needed
	Visual standard content	Rationale	Approval
Quality Management	Quality Director (Person change)	Nothing needed	Information
	System (Major system change)	Rationale	Information

Definitions:

Information: Written information (email sufficient) after implementation of changes.

Approval: Prior to implementation Medical Murray and ArtVentive will decide on an action plan based on qualification requirements and the regulatory pathway. Medical Murray will not implement changes without prior written approval of ArtVentive's Regulatory/Quality Assurance representative.

3.5 PACKAGING and LABELING

(1) ArtVentive is responsible for the design, content and approval of the final labeling and packaging of the PRODUCT and for its conformity with the Medical Devices Regulations and US Regulations.

(2) All PRODUCTS shipped from Medical Murray shall be transported and held in such a manner to prevent damage and deterioration of the PRODUCT during shipping. Labeling must guarantee product identification and related traceability data.

(3) ArtVentive is responsible for ensuring that final labeling added to Medical Murray's components and finished devices complies with special labeling requirements under 21 CFR Part 812.5 for investigational devices and 21 CFR Part 801 for medical products, as applicable.

(4) Products which are considered components shall be labeled as "component".

3.6 RAW MATERIAL

ArtVentive and Medical Murray agree on a material specification. In the event that there is not yet an agreement regarding the material in place, Medical Murray's own material specification will apply. The responsibility for PRODUCT properties resulting from raw material properties will stay with ArtVentive. Both will work towards a list of approved material suppliers for PRODUCT, which may be amended by ArtVentive and Medical Murray at any time by mutual

consent. Medical Murray may choose any of the approved material suppliers for the PRODUCT at any time without ArtVentive's prior approval. Medical Murray must inform ArtVentive of the change within four calendar weeks as per the change control section. Medical Murray will have quality agreements in place with all approved raw material suppliers, including details regarding changes (notification or request for approval).

4. CUSTOMER SERVICE ORDERS / DEVICE ACCOUNTABILITY

ArtVentive will be responsible for accepting customer orders. Medical Murray will be responsible for filling customer orders received from ArtVentive and for shipping PRODUCT to ArtVentive's distributors upon the approval by ArtVentive. Approval for distribution will be provided by ArtVentive via an "Approved Distributor List" for commercial product. For investigational product, ArtVentive will provide approval for distribution via a Device Distribution Request (DDR) initiated by ArtVentive. Medical Murray will be responsible for traceability of all PRODUCT to ArtVentive's distributors and will provide ArtVentive with timely distribution records, logs, etc. upon request.

5. RECALLS

(1) In the event that:

- (i) any government authority issues a request, directive or order that the PRODUCT be recalled, or
- (ii) a court of competent jurisdiction orders such a recall, or
- (iii) ArtVentive and/or Medical Murray jointly determine (after full consultation together) that a recall is required, or
- (iv) ArtVentive determines that for reasons of patient safety or regulatory obligation a recall is appropriate,

the PARTIES shall take appropriate corrective action. ArtVentive will be responsible for initiating and coordinating such a recall. Medical Murray will cooperate with ArtVentive in connection with any recall.

(2) The nature and urgency of a recall of PRODUCT will be decided by ArtVentive, following discussions with Medical Murray, if appropriate, any Competent Authority or other government appointed regulatory agency. Recalls will be conducted in compliance with ArtVentive internal procedure on product recall.

(3) ArtVentive will be responsible for all costs and expenses of such recall except as provided in the following sentence. If PRODUCT withdrawal or field correction is necessary because:

Medical Murray has delivered a non-conforming PRODUCT to ArtVentive; and
such non-conformity is due to the fault (i.e. intent or negligence) of Medical Murray or its suppliers, Medical Murray warranty shall be govern this situation.

cme LR

Appendix 1
List of Responsibilities for ArtVentive, NCRG and Medical Murray
Quality Management System

Quality System Element	Performed By (Primary listed First)
Management Responsibility Management Representative	ArtVentive Roberta Hines, NCRG
Product Realization Engineering	ArtVentive Medical Murray NCRG
Contract Manufacturing	Medical Murray
Risk Management	ArtVentive Medical Murray (Hazard Analysis, dFMEA, pFMEA) NCRG
Corrective and Preventive Actions	NCRG
Product Identification, Inspection, and Measurement	Medical Murray
Environmental Controls Storage	Medical Murray Distributors
Documentation System and Document Control	NCRG Medical Murray (DMR & DHRs)
Sterilization	(Contract Sterilizer) Under Medical Murray's QMS
Internal Auditing	NCRG
Supplier Quality	NCRG Medical Murray (controls its own suppliers)
Purchasing	ArtVentive NCRG Medical Murray
Contract Review	ArtVentive* NCRG Medical Murray
Customer Property (Components, Finished Devices, Documents)	Medical Murray (Product, DMR, DHRs) NCRG
ID and Traceability	Medical Murray Distributor
Complaint Handling	NCRG (Complaint Unit) Medical Murray (Device evaluation) C.G. LABORATORIES (decontamination) EU Contracted Distributors (report to NCRG)
Remedial Actions Pre & Post Market Surveillance	NCRG
Regulatory, Quality & Clinical Services	NCRG
Sales and Marketing Customer Service (Orders) from Distributor Fulfill Orders	ArtVentive NCRG Medical Murray
Distribution	Contracted Distributors Medical Murray (to distributors)

Key: ArtVentive – Legal Manufacturer
Medical Murray – Contracted Supplier of Manufacturing
NCRG – Contracted Supplier of Regulatory/Quality/Clinical Services
C.G. Laboratories – Decontamination Services